Exhibit 99.1
ManTech Announces Financial Results for
Second Quarter of 2016

•	Revenues: $401 million, up 4.4% from second quarter of 2015

•	Operating Margin: 6.0% for the second quarter, operating income up 15% from second quarter of 2015

•	Diluted EPS: $0.39, up 18% from second quarter of 2015

•	Book-to-Bill Ratio: 1.2 for the second quarter and year to date

•	Cash Flow from Operations: $22 million or 1.5 times net income

•	Leveraging balance sheet to expand focus on advanced cyber offerings

FAIRFAX, Va., July 27, 2016 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the second quarter of fiscal year 2016, which ended June 30, 2016.

"ManTech's second quarter results demonstrated solid execution and continued momentum across all of our key operating metrics," said ManTech Chairman and Chief Executive Officer George J. Pedersen. "Revenues, operating income, net income and respective margins, and earnings per share all improved compared to last quarter and year-over-year. We made an additional investment in the growing cyber market through our acquisition of Oceans Edge Cyber which greatly enhances our position in cyber network operations and the service components of U.S. Cyber Command."

Summary Operating Results

Revenues for the quarter were $401.4 million, up 4.4% from $384.4 million in the second quarter of 2015, up 1.5% organically. Direct labor was up compared to the first quarter of 2016 and the second quarter of 2015. Support for Overseas Contingency Operations contributed roughly $26 million in revenues in the quarter.

Operating income for the quarter of $24.2 million, representing an operating margin of 6.0%, was up 15% from the second quarter of 2015. For the quarter net income was $14.8 million and diluted earnings per share were $0.39, up 19% and 18%, respectively, compared to the second quarter of 2015.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $22 million or 1.5 times net income. Days sales outstanding (DSO) were 67 days, an improvement of 16 days compared to the second quarter of 2015. As of June 30, 2016, the company had $40 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility, which provides the company with the financial capacity to pursue acquisitions, issue dividends, and maintain a strong balance sheet.

The company paid $8.0 million in dividends, or $0.21 per share, to its common stockholders of record as of June 10, 2016. The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on September 23, 2016, to all common stockholders of record as of September 9, 2016, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $462 million in the quarter, representing a book-to-bill ratio of 1.2. Over the trailing 12 months, the book-to-bill ratio is 1.6. Large, single-award contracts contributing to the quarterly bookings include:

•
Cybersecurity support under Continuous Diagnostics and Mitigation contract. ManTech was awarded two new task orders totaling approximately $110 million to provide continuous monitoring, vulnerability scanning, and insider threat protection to numerous federal government agencies and departments.

•
Quick Reaction Capabilities to Support Warfighters. ManTech was awarded a 2-year, $44.2 million contract by the Department of Defense to continue providing operational and user maintenance and software maintenance support to the Product Manager (PM) Joint Personnel Identification (JPI) Quick Reaction Capabilities (QRC) Sustainment under Program Management Office DoD Biometrics.

•	Engineering Support to SPAWARSYSCEN Atlantic and U.S. Naval Observatory. ManTech was awarded a 2-year, $34 million new contract to provide engineering support on behalf of the U.S. Naval Observatory.

•
Counterintelligence Advisory and Assistance Services to the Missile Defense Agency. ManTech was awarded a 5-year, $32 million contract to continue providing technical, engineering, advisory, and management support and counterintelligence and assistance services.

Additional contract awards in the quarter include several extensions to existing contracts and new contracts from classified customers.

The company’s backlog of business at the end of quarter was $4.3 billion, up 1% compared to the first quarter of 2016; funded backlog was $0.9 billion.

Forward Guidance

The company is raising the lower end and narrowing the range of its guidance on expected revenue, net income and diluted earnings per share. ManTech expects its revenue, net income, and diluted earnings per share as specified in the table below.

Measure	Fiscal 2016 Guidance
Revenue (billion)	$1.585 - $1.635
Net Income (million)	$54.6 - $57.0
Diluted Earnings per Share	$1.42 - $1.48

ManTech Chief Financial Officer Kevin M. Phillips said, “I am pleased to see continued success in achieving new business awards, organic and overall revenue growth, improved margins, and strong cash flow. We look forward to growth in revenues throughout the year as we ramp up on our recent awards and expand our cyber footprint through our acquisition of Oceans Edge Cyber.”

Conference Call

ManTech executive management will hold a conference call on July 27, 2016, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 30359156. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech provides innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Health and Human Services, Veteran Affairs and Justice, including the Federal Bureau of Investigation (FBI); the health and space community; and other U.S. government customers. We support important national missions by providing services to approximately 50 federal government agencies under approximately 1,000 current contracts. ManTech's expertise includes cybersecurity; software and systems development; enterprise information technology; multi-discipline intelligence; program protection and mission assurance; systems engineering; test and evaluation (T&E); command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); training; supply chain management and logistics; and management consulting. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: failure to compete effectively for new contract awards or to retain existing U.S. government contracts; delays in the competitive bidding process caused by competitors' protests of contract awards received by us; inability to recruit and retain sufficient number of employees with specialized skill sets who are in great demand and limited supply; adverse changes or delays in U.S. government spending for programs we support due to failure to complete the budget and appropriations process in a timely manner, changing mission priorities, the implementation of cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; increased exposure to risks associated with conducting business internationally; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 19, 2016, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share and Per Share Amounts)

	(unaudited)
	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$40,117	$41,314
Receivables—net	299,090	304,253
Prepaid expenses and other	24,435	23,605
Total Current Assets	363,642	369,172
Goodwill	951,353	919,591
Other intangible assets—net	160,993	154,176
Employee supplemental savings plan assets	28,147	27,557
Property and equipment—net	21,935	22,439
Investments	11,008	10,853
Other assets	2,370	2,636
TOTAL ASSETS	$1,539,448	$1,506,424
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$95,388	$106,271
Accrued salaries and related expenses	65,384	60,940
Billings in excess of revenue earned	15,304	12,685
Total Current Liabilities	176,076	179,896
Deferred income taxes—non-current	112,759	102,035
Accrued retirement	28,260	29,877
Other long-term liabilities	11,361	10,879
TOTAL LIABILITIES	328,456	322,687
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 25,270,296 and 24,731,584 shares issued at June 30, 2016 and December 31, 2015; 25,026,183 and 24,487,471 shares outstanding at June 30, 2016 and December 31, 2015	253	247
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,191,845 and 13,191,845 shares issued and outstanding at June 30, 2016 and December 31, 2015	132	132
Additional paid-in capital	453,332	438,168
Treasury stock, 244,113 and 244,113 shares at cost at June 30, 2016 and December 31, 2015	(9,158)	(9,158)
Retained earnings	766,538	754,457
Accumulated other comprehensive loss	(105)	(109)
TOTAL STOCKHOLDERS’ EQUITY	1,210,992	1,183,737
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,539,448	$1,506,424

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended June 30,		(unaudited) Six months ended June 30,
	2016	2015	2016	2015
REVENUES	$401,354	$384,378	$792,016	$754,708
Cost of services	341,511	326,243	675,025	640,392
General and administrative expenses	35,629	37,023	70,832	73,358
OPERATING INCOME	24,214	21,112	46,159	40,958
Interest expense	(306)	(329)	(595)	(604)
Interest income	19	24	63	91
Other income (expense), net	45	72	53	(69)
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	23,972	20,879	45,680	40,376
Provision for income taxes	(9,250)	(8,544)	(17,810)	(16,283)
Equity in gains of unconsolidated subsidiaries	60	115	128	115
NET INCOME	$14,782	$12,450	$27,998	$24,208
BASIC EARNINGS PER SHARE:
Class A common stock	$0.39	$0.33	$0.74	$0.65
Class B common stock	$0.39	$0.33	$0.74	$0.65
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.39	$0.33	$0.74	$0.64
Class B common stock	$0.39	$0.33	$0.74	$0.64

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Six months ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,998	$24,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,150	14,547
Deferred income taxes	9,090	7,493
Stock-based compensation	1,291	2,697
Excess tax benefits from exercise of stock options	(421)	(58)
Equity in gains of unconsolidated subsidiaries	(128)	(115)
Gain on sale and retirement of property and equipment	—	(695)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	5,149	32,105
Prepaid expenses and other	(830)	2,287
Employee supplemental savings plan asset	(590)	3,241
Accounts payable and accrued expenses	(10,679)	(37,375)
Accrued salaries and related expenses	3,724	(4,215)
Billings in excess of revenue earned	2,619	1,353
Accrued retirement	(1,617)	(2,193)
Other	430	686
Net cash flow from operating activities	51,186	43,966
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses—net of cash acquired	(47,682)	(101,342)
Purchases of property and equipment	(3,346)	(2,240)
Investment in capitalized software for internal use	(740)	(359)
Payments to acquire investments	(201)	(750)
Net cash flow from investing activities	(51,969)	(104,691)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(15,927)	(15,754)
Proceeds from exercise of stock options	15,092	4,352
Excess tax benefits from exercise of stock options	421	58
Borrowings under revolving credit facility	—	89,000
Repayments under revolving credit facility	—	(36,400)
Net cash flow from financing activities	(414)	41,256
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,197)	(19,469)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,314	23,781
CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,117	$4,312

Contact:    ManTech International Corporation
Kevin Phillips, (703) 218-8269
investor.relations@mantech.com

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